EXHIBIT 10.39

Mr. Ty Anderson
Andcor Companies, Inc.
294 Grove Lane E., Suite 170
Wayzata, MN 55391

September 15, 2008

Dear Ty:

This is to confirm that BioDrain Medical, Inc. (the “Company”) has approved an agreement between the Company and Andcor Companies, Inc.  to issue a warrant to purchase 75,000 shares of the Company’s stock in conjunction with your efforts relating to the search for the Company’s Vice President of Sales & Marketing position.  The warrants will have a price of $.46 per share, will have a five year term, and they will be issued to you upon the commencement of Kirsten Doerfert’s employment with the Company.  Standard Andcor guarantees will apply to the issuance of the warrants if Ms. Doerfert should not remain employed with the Company for at least one year from here commencement date, currently scheduled for February 1, 2009.    If this meets with your understanding, please sign and return to me at your earliest convenience.

Ty, we appreciate your continued support and look forward to fulfilling all of our obligations to your firm.  Thank you.

Sincerely,

/s/ Kevin R. Davidson	/s/ Ty Anderson
Kevin R. Davidson	Ty Anderson
President & CEO	Andcor Companies, Inc.

BioDrain Medical, Incorporated
2060 Centre Pointe Boulevard | Suite 7 | Mendota Heights, Minnesota, USA 55120-1269
Phone:  +1-651-389-4800 | fax: +1-651-389-4801 | www.biodrainmedical.com